Exhibit 99.1

PRESS RELEASE

February 11, 2010

CONTACT:	The East Carolina Bank (ECB) David Crumpler Assistant Vice President, Marketing Phone: (252) 925-9411 Facsimile: (252) 752-7593 David.Crumpler@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB Names New Chief Financial Officer-Thomas M. Crowder

ENGELHARD, N.C. – A. Dwight Utz, President and Chief Executive Officer of ECB Bancorp, Inc. (ECB), announced today that on February 8, 2010, Thomas M. Crowder joined ECB and its subisdary, The East Carolina Bank, as Executive Vice President and Chief Financial Officer of both companies. Mr. Crowder assumed that position from Gary M. Adams who had served as Chief Financial Officer since 1985 and who has been appointed to serve as Director of Financial Reporting and will continue in a leadership/management role in ECB’s and the Bank’s Financial Division.

As Chief Financial Officer, Mr. Crowder will have strategic and executive oversight for the company’s fiscal operating results, along with the presentation and interpretation of financial reports to shareholders, directors, management and governmental agencies. His responsibilities include the development and implementation of policy, plans and programs related to the fiscal and control functions of the company.

“Tom’s experience in the investor relations community, growth initiatives and capital planning, and his over 30 years in the financial services industry, brings tremendous value to ECB. His strategic orientation and leadership completes and strengthens ECB’s executive strategic thinking group” stated President Utz.

Mr. Crowder said, “I am excited to have the opportunity to work for such a financially well positioned organization as ECB. I look forward to contributing to ECB’s continued growth and future as a strong, secure and profitable regional financial institution.”

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Mr. Crowder began his banking career in 1978 as a banking officer and branch manager with Wachovia Bank and Trust in Raleigh, NC. In 1983, he joined Sovran Bank as a Vice President and brokerage manager and later served as Vice President of Sovran Capital Management in Richmond, VA. In 1986, Mr. Crowder was named President of Crestar Securities Corporation, followed by a position as Executive Vice President of the Guilford Company. From 2003 until 2007, Mr. Crowder served as Executive Vice President and Chief Financial Officer of TransCommunity Financial Corporation, a community bank holding company headquartered in Glen Allen, VA, and since 2007, he has served as a managing partner with Ascential Equity LLC in Richmond, VA.

Currently, Mr. Crowder is President of the Hampden-Sydney College Alumni Association. He serves on the investment committee for Children’s Hospital Foundation and the Memorial Foundation for Children. He served for twenty years on the Board of Directors of Theatre IV, the second largest children’s theatre in the United States.

Mr. Crowder was a Baker Scholar and received a Bachelor’s degree in Political Science from Hampden-Sydney College.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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